EXHIBIT 10.26

                           EMPLOYMENT AGREEMENT


  This Agreement is made and entered into this 7th day of August 1999, by and between BeautiControl ("Company") with offices at 2121 Midway Road, Carrollton Texas 75006 and Sheila O'Connell Cooper ("Employee") who resides at [ deleted for confidentiality ].

  NOW, THEREFORE in consideration of the premises and mutual covenants contained in this agreement the parties agree as follows:

  1. Sheila O'Connell Cooper shall be employed by BeautiControl in the position of President and Chief Operating Officer effective September 1, 1999. She will be given the authority consistent with her position to make decisions and implement those decisions.

  2. BeautiControl agrees to pay Employee on or before September 1, 1999 a signing bonus of $200,000.

  3.  Employee will receive a base salary of $450,000.00 per year.

  4. It is agreed that Employee will have an annual bonus Potential of 1OQ% of base salary with 50% of that number as a guaranteed bonus to be paid on before 30 days following the closing of Company's fiscal year. The remainder shall be subject to mutually set detailed bonus parameters based on an expectation of 10% top line growth and profitability in the core business for fiscal year 2000.

  5. BeautiControl agrees to pay Employee on Emp1oyee's last day of employment with Company an exit guarantee of eighteen (18) months of base salary of $450,000 or Employee's current salary whichever is higher should BeautiControl elect not to undertake to employ Employee after this agreement is signed or to terminate Ernp1oyee's employment or make continued employment ineffectual unless Employee is found guilty of fraud or a criminal offense directly related to her employment.

  6. BeautiControl agrees to grant Employee effective September 1, 1999 an initial grant of 500,000 shares of stock options on BeautiControl stock at current market price on September 1, 1999 with 250,000 of said options vesting at 33 1/3% each year over three years and 250,000 of said stock options vesting at 20% per year over five years. Employee will remain eligible for grants of additional stock options.

  7. Should there be a change of control in the Company ("change of control"), it is agreed that the annual bonus referred to in Item Four above will be paid at 100% for the fiscal year during which such change of control or sale of interest occurs. It is also agreed
    that  the  stock  options   referred  to  in  Item  Six  above   will
    immediately become 100% vested and exercisable upon a change of control in or sale of interest in the Company. The exit guarantee as set forth in Item Five will be immediately payable to Employee should either Employee or the new control entity determine that Employee's employment not continue at the time such change of control in or sale of interest occurs.
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  8.  Immediately, upon Employee's employment, the BeautiControl Board of
    Directors will convene to vote upon appointment of Employee to the Board of Directors,

  9. A Company automobile will be provided (a Mercedes 400 or equivalent at Emp1oyee's discretion). Company agree to bear all expenses related to the lease, insurance, maintenance and operating expenses of said vehicle.

  10. Employee will be immediately eligible to participate in Company's 401k program

  11. Employee and Employee's spouse will be immediately eligible to participate in Company's medical and dental plans with Employee's coverage to be provided at no cost to Employee.

  12. Company agrees to provide Employee with Term Life Insurance in amount not less that one million dollars; Additional Accidental Death and Dismemberment coverage of at least $800,000; Business Travel Accident Insurance coverage of at least $500,000; and Personal Excess Liability Insurance of at least $5 million with coverage equal to the attached Exhibit A at no cost to Employee. Company also agrees to provide Medical Leave in the amount of 100% of salary for six months paid by Company and Long Term Disability coverage of at least 60% of salary with a $20,000 monthly maximum benefit after six months of medical leave paid by Company or such higher benefit as may be available under current Company benefit plans.

  13. Company will pay monthly dues for membership for Employee in the country club where Employee currently belongs. Company also agrees to pay for annual financial planning for Employee.

  IN WITNESS WHEREOF, the parties hereto have caused his Agreement to he executed by their duly authorized representative as of the date above written.

  BeautiControl                                  Employee

  /s/                                            /s/
  -------------------------------                -----------------------
  Richard W. Heath, President/CEO                Sheila O'Connell Cooper

  /s/
  -------------------------
  Jinger L. Heath, Chairman